Exhibit 99.1

news release

FOR IMMEDIATE RELEASE

Investor Contact

John Springer

Vice President

Investor Relations

630-468-4797

SIRVA Appoints Three New Independent Directors to its Board

New Appointments Expand the Board to 13 Members; Company Also Names New Leader of Global Relocation Operations

CHICAGO, July 5, 2006 — SIRVA, Inc. (NYSE: SIR), a global relocation services provider, today announced that it has taken steps to expand and further strengthen its Board of Directors.

SIRVA appointed Laban P. Jackson, Jr., Joseph A. Smialowski and Robert W. Tieken as new independent directors, expanding the Company’s Board of Directors to 13 members, including 10 independent directors.

Mr. Jackson has served as Chairman and Chief Executive Officer of Clear Creek Properties, Inc., a real estate development company, since 1989. He also is a director and chair of the audit committee of J.P. Morgan Chase & Company, as well as a board member of The Home Depot, Inc. and IPIX Corporation.

Mr. Smialowski has served as the Executive Vice President of operations and technology of Freddie Mac since December 2004. Before that, he was Executive Vice President at Fleet Boston

Financial from 1998 to December 2004 and Chief Information Officer at Sears, Roebuck and Co.

Mr. Tieken was the Executive Vice President and Chief Financial Officer of The Goodyear Tire & Rubber Company from 1994 until his retirement in May 2004. He serves as a director and chair of the audit committee of Graphic Packaging Corporation.

“These are three strong additions to our Board that bring the experience, independent judgment and perspective necessary to guide the Company toward its strategic goal of world leadership in Relocation Solutions,” said John R. Miller, Chairman of SIRVA.  “We are very pleased to welcome these distinguished executives to our Board.”

In addition, SIRVA named Michelle Guswiler President, Global Relocation Operations, reporting directly to Brian Kelley, SIRVA President and Chief Executive Officer. Ms. Guswiler succeeds Bob Rosing, who will continue to be involved in a number of strategic initiatives and customer development activities in the Company’s relocation business.

“Michelle is a customer-focused leader whose knowledge and experience will help us continually improve upon our strong track record of client service delivery,” said Mr. Kelley.

“Bob’s contribution to our relocation growth and customer satisfaction has been significant and we look forward to his continued contribution in a more strategic role in the future,” added Mr. Kelley.

Ms. Guswiler joined SIRVA in 2004 and has most recently served as Senior Vice President, Global Product and Supplier Management. Prior to joining SIRVA, Ms. Guswiler spent five years with the Ford Motor Company and three years with the consulting firm of Booz Allen & Hamilton.

About SIRVA, Inc.

SIRVA, Inc. is a leader in providing relocation solutions to a well-established and diverse customer base around the world. The company is the leading global provider that can handle all aspects of relocations end-to-end within its own network, including home purchase and home sale services, household goods moving, mortgage services and insurance. SIRVA conducts more than 300,000 relocations per year, transferring corporate and government employees and moving individual consumers. The company operates in more than 40 countries with approximately 5,000 employees and an extensive network of agents and other service providers. SIRVA’s well-recognized brands include Allied, northAmerican, Global, and SIRVA Relocation in North America; Pickfords, Huet International, Kungsholms, ADAM, Majortrans, Allied Arthur Pierre, Rettenmayer, and Allied Varekamp in Europe; and Allied Pickfords in the Asia Pacific region. More information about SIRVA can be found on the company’s Web site at www.sirva.com.

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